                                                               Exhibit 99.(c)(6)




                            INDEMNIFICATION AGREEMENT


               This Indemnification Agreement (the "Agreement") is entered into as of December 21, 1999 by and among EMC Corporation, a Massachusetts corporation ("Parent"), Eagle Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Computer Concepts Corp., a Delaware corporation (the "Major Shareholder"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed in Section 1 hereof.

               WHEREAS, Parent, Purchaser and Softworks, Inc., a Delaware corporation (the "Company"), are parties to an Agreement and Plan of Merger dated as of December 21, 1999 (the "Merger Agreement") which provides that, among other things, upon the terms and subject to the conditions thereof, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (in such capacity, the "Surviving Entity"); and

               WHEREAS, Parent, Purchaser, the Major Shareholder and James Cannavino, Dennis Murray and Charles Feld, as trustees (the "Trustees") under the Voting Trust Agreement, are parties to a Stock Tender Agreement dated as of December 21, 1999 (the "Stock Tender Agreement") which provides that, among other things, the Major Shareholder and the Trustees will take such actions as may be necessary to tender the Shares held by the Major Shareholder pursuant to the Offer, grant Parent an option to purchase such Shares under certain circumstances and grant Purchaser a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Stock Tender Agreement; and

               WHEREAS, Parent, Purchaser, the Company, the Major Shareholder and State Street Bank and Trust Company, Inc., a Massachusetts trust company, as escrow agent (the "Escrow Agent"), are entering into an Escrow Agreement dated as of December 21, 1999 (the "Escrow Agreement") which provides that, among other things, a portion of the consideration received by the Major Shareholder in consideration of the purchase of the Shares held by the Major Shareholder pursuant to the Offer be deposited into escrow, upon the terms and subject to the conditions set forth in the Escrow Agreement; and

               WHEREAS, as a condition and inducement to Parent and Purchaser entering into the Merger Agreement, Parent and Purchaser have requested that the Major Shareholder agree, and the Major Shareholder has agreed, to provide indemnification to Parent, Purchaser and the Surviving Entity, upon the terms and subject to the conditions set forth below.

               NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser and the Major Shareholder hereby agree as follows:

               1. Certain Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

                    (a) "Closing" shall mean the consummation of the purchase by Purchaser of Shares in the Offer.

                    (b) "Escrow Amount" shall mean $10 million.

                    (c) "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether domestic or foreign.

                    (d) "Loss" or "Losses" shall mean any loss, liability (including any liability for Taxes), damage, deficiency, fine, penalty, cost and expense (including reasonable expenses of investigation, amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys and accountants and other costs of litigation).

                    (e) "Offer" shall mean the cash tender offer to be made by Purchaser pursuant to Section 1.1 of the Merger Agreement to acquire any and all issued and outstanding Shares at $10.00 per Share net to the seller in cash, or such increased amount, if any, as the Purchaser may offer to pay as contemplated by Section 1.1(a) and Section 5.5(b) of the Merger Agreement.

                    (f) "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                    (g) "Shares" shall mean the shares of common stock, par value $.001 per share, of the Company.

                    (h) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

                    (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, tariffs, imposts, penalties or other assessments of any kind imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, profits, ad valorem, net worth, value added, service, special assessments, workers' compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, real or personal property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; provided that "Tax" or "Taxes" as used herein shall not include (i) any amounts arising as a result of the filing of any amended tax return filed by the Company unless such amendment is required by applicable law, rule or regulation or (ii) as a result of the negligence of Parent or Purchaser.

                    (j) "Voting Trust Agreement" shall mean the Voting Trust Agreement, dated as of August 3, 1998, between the Company, the Major Share-holder and the Trustees.

               2. Indemnification.

                    (a) (i) The Major Shareholder shall indemnify and hold harmless Parent, Purchaser, the Surviving Entity and their respective Subsidiaries and officers, directors, employees and agents (the "Indemnified Parties") from and against and in respect of any Loss incurred or sustained by any of them as a result of any breach (A) by the Company of any of the representations or warranties relating to the Company contained in Sections 3.3, 3.9, 3.10, 3.11, 3.12, 3.13, 3.16 and 3.18
of the Merger Agreement and (B) by the Major Shareholder of any of the representations and warranties relating to the Major Shareholder contained in
Section 11 of the Stock Tender Agreement. The Major Shareholder shall not be required to indemnify any Indemnified Party under this Section 2(a) unless and until the aggregate Losses with respect to which the Indemnified Parties are entitled to indemnification hereunder exceed $100,000, in which case the parties incurring the indemnification obligations with respect to such Losses shall be responsible for the entire amount of such Losses. In no event shall any Indemnified Party be entitled to indemnification for any Losses incurred by such Indemnified Party to the extent that such Indemnified Party has already actually received payment for such Losses pursuant to this Section 2(a). No investigation made by Parent or Purchaser or any other Person shall affect any representation or warranty of the Company or the Major Shareholder contained in the Merger Agreement or the Stock Tender Agreement.

                    (b) To secure the indemnification obligations described in
Section 2(a) hereof, the Escrow Amount will be deposited into escrow with the Escrow Agent in accordance with Section 2 of the Escrow Agreement. The Escrow Amount will be subject to delivery to Parent upon the terms and subject to the conditions set forth within the Escrow Agreement.

               3. Procedure for Indemnification.

                    (a) An Indemnified Party shall give prompt written notice (a "Claim Notice") to the Escrow Agent, with a copy to the Major Shareholder, of any claim or event known to it which does, or in its reasonable judgment may, give rise to a claim for indemnification hereunder (an "Indemnifiable Claim") by the Indemnified Party against the Major Shareholder; provided that the failure of any Indemnified Party to give Claim Notice as provided in this Section 3(a) shall not relieve the Major Shareholder of its obligations under this Agreement, except to the extent that such failure has materially and adversely affected the rights of the Major Shareholder. A Claim Notice shall specify the basis for and estimated amount of such Indemnifiable Claim. In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any Person who is not a party to this Agreement (a "Third-Party Claim"), the Indemnified Party shall also give the Major Shareholder copies of any written claims, process or legal pleadings with respect to such Third-Party Claim promptly after such documents are received by the Indemnified Party.

                    (b) The Indemnified Party shall be entitled to control the defense of any Third-Party Claim; provided, however, that the Major Shareholder may elect, at its own cost and expense, to participate in any Third-Party Claim; provided further, however, that the Major Shareholder shall not take any action with respect to such Third-Party Claim before consulting with, and receiving the consent of, each Indemnified Party involved. The Major Shareholder shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Major Shareholder shall pay its own costs and expenses incurred in connection with such cooperation. The Indemnified Party shall not consent to entry of any judgement or enter into any settlement without the prior written consent of the Major Share holder (which consent shall not be unreasonably withheld).

                    (c) If the Indemnified Party elects not to compromise or defend against a Third-Party Claim, the Major Shareholder shall pay, compromise or defend such Third-Party Claim at the Major Shareholder's own cost and expense. Major Shareholder shall, within ten days (or sooner, if the nature of such Third-Party Claim so requires), notify the Indemnified Party of its intent to pay, compromise or defend such Third-Party Claim, and such Indemnified Party shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Major Shareholder shall pay the Indemnified Party's costs and expenses incurred in connection with such cooperation. The Major Shareholder shall not consent to entry of any judgment or enter into any settlement without the prior written consent of each related Indemnified Party (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which such Indemnified Party is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Third-Party Claim. After notice from the Major Shareholder to an Indemnified Party of its election to assume the defense of a Third-Party Claim, the Major Shareholder shall not be liable to such Indemnified Party under Sections 2 or 3 hereof for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided that such Indemnified Party shall have the right to employ one counsel of its choice to represent such Indemnified Party if, in such Indemnified Party's reasonable judgment, a conflict of interest between such Indemnified Party and the Major Shareholder exists in respect of such claim, or if there is a reasonable likelihood that a Third-Party Claim may have a material adverse effect on an Indemnified Party, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Major Shareholder.

                    (d) If the amount of any Losses shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Party to the Major Shareholder.

               4. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (if confirmed) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, as specified below):

               (a)  if to Parent, Purchaser or the Surviving Entity, to:

                    EMC Corporation
                    35 Parkwood Drive
                    Hopkinton, Massachusetts 01748
                    Attention: Vice President, Corporate Development Telephone No.: (508) 435-1000
                    Facsimile No.:  (508) 435-8900

                    with a copy to:

                    EMC Corporation
                    35 Parkwood Drive
                    Hopkinton, Massachusetts 01748
                    Attention: Office of the General Counsel
                    Telephone No.: (508) 435-1000
                    Facsimile No.: (508) 497-6915

                    and a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street, 31st Floor
                    Boston, Massachusetts 02108
                    Attention:  Margaret A. Brown, Esq.
                    Telephone No.: (617) 573-4800
                    Facsimile No.:  (617) 573-4822

               (b)  If to the Major Shareholder:

                    Computer Concepts Corp.
                    80 Orville Drive
                    Bohemia, New York 11716
                    Attention: Daniel DelGiorno, Jr., President
                    Telephone No.: (516) 244-1500
                    Facsimile No.: (516) 244-1468

                    With a copy to:

                    Beckman, Millman & Sanders LLP
                    116 John Street
                    New York, New York 10038
                    Attention:  Michael Beckman, Esq.
                    Telephone No.: (212) 406-4700
                    Facsimile No.:  (212) 406-3750

               (c)  If to the Escrow Agent:

                    State Street Bank and Trust Company, Inc.
                    2 Avenue de Lafayatte
                    Boston, Massachusetts 02111
                    Attention:  Corporate Trust, 6th Floor
                    Telephone No.: (617) 662-1806
                    Facsimile No.:  (617) 662-1463

The address of a party for the purposes of this Section 4 may be changed by giving written notice to the other parties hereto of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the addresses as provided herein shall be deemed to continue in effect for all purposes hereunder.

               5. Entire Agreement; Binding Effect. This Agreement and the agreements, documents and other instruments referred to herein (a) constitute the entire agreement, and supersede all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by any party (by operation of law or otherwise) without the prior written consent of the other parties.

               6. Applicable Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware, without giving effect to the principles thereof relating to conflicts of law.

               7. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Commonwealth of Massachusetts or any Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the Commonwealth of Massachusetts.

               8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

               9. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10. Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise indicated herein or the context otherwise requires, the masculine pronoun shall include the feminine and neuter, and the singular shall include the plural. The word "or" shall not be deemed exclusive.

               11. Severability. In case any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal or unenforceable by a competent court in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions, or of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

               12. Amendment and Waiver. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

               13. Termination. This Agreement shall terminate two years after the date upon which the Closing occurred; provided, however, that if prior to such date, the Major Shareholder or the Escrow Agent shall have received a Claim Notice in accordance with Section 3(a) hereof, this Agreement shall not terminate until such outstanding Indemnifiable Claim has been finally resolved.

               IN WITNESS WHEREOF, the parties have executed and delivered this Agreement under seal as of the date first written above.


                               EMC CORPORATION


                               By:     /s/ Michael J. Cody
                                   ---------------------------------------------
                                   Name:   Michael J. Cody
                                   Title:  Vice President, Corporate Development



                               EAGLE MERGER CORP.


                               By:     /s/ Paul T. Dacier
                                   ---------------------------------------------
                                   Name:   Paul T. Dacier
                                   Title:  Secretary



                               COMPUTER CONCEPTS CORP.


                               By:     /s/ Daniel DelGiorno
                                   ---------------------------------------------
                                   Name:   Daniel DelGiorno
                                   Title:  Chairman